EXHIBIT 99.1

Cassava Reports Q2 2025 Financials Results and Provides Business Update

  Following positive preclinical data, simufilam development to advance with a clinical study expected to begin in H1 2026 for the potential treatment of TSC-related epilepsy
  Recent appointment of experienced neuroscience leaders to guide the clinical development strategy for simufilam
  Advanced settlement negotiations ongoing to resolve certain securities litigation; $31.25 million estimated loss contingency recorded in Q2 for resolution
  $112.4 million in cash and cash equivalents at June 30, 2025

AUSTIN, Texas, Aug. 14, 2025 (GLOBE NEWSWIRE) -- Cassava Sciences, Inc. (NASDAQ: SAVA, “Cassava”, the “Company”), a biotechnology company focused on developing novel, investigational treatments for central nervous system (CNS) disorders such as Tuberous Sclerosis Complex (TSC)-related epilepsy, today reported financial results for the second quarter ended June 30, 2025 and provided a business update.

Net loss was $44.2 million compared to net income of $6.2 million for the same period in 2024. Net cash used in operations was $16.3 million during the first half of 2025, consistent with previous guidance. Net cash use in second half 2025 is expected to be $47 to $51 million, which includes a $31.25 million estimated loss contingency related to the potential settlement of certain securities litigation recorded in the second quarter.

“2025 has been transformational for Cassava. We have initiated a new program focused on TSC-related epilepsy, a rare disease for which patients urgently need more treatment options. Two encouraging animal model studies—one conducted at Yale and another with the TSC Alliance—support the exploration of simufilam as a novel, first-in-class approach to this disease,” said Rick Barry, President and Chief Executive Officer of Cassava.

Corporate Highlights:
The Company is advancing simufilam as a potential treatment for TSC-related epilepsy, with positive preclinical progress and the appointment of experienced neuroscience leaders.

TSC-related epilepsy (Proof-of-concept study planned for H1 2026)
The program builds on groundbreaking work by Dr. Angélique Bordey, published in Neuron1 and Science Translational Medicine2 which showed treatment with simufilam alleviated neuronal abnormalities and reduced seizure frequency by 60% compared to vehicle in a mouse model of focal onset seizures.

  Target indication: Tuberous sclerosis complex (TSC)-related epilepsy. TSC affects approximately 50,000 people in the US.3
  Recent Developments: Simufilam demonstrated positive preclinical results in a well-accepted mouse model of TSC-related epilepsy. Simufilam attenuated the progression of seizure activity with a statistically significant correlation between simufilam dose and the number of seizures by the end of the study. Not all parameters measured reached statistical significance. The study, conducted in collaboration with the TSC Alliance and the TSC Preclinical Consortium, provides further support for the potential use of simufilam as a first-in-class treatment for TSC-related epilepsy. The Company intends to present data and analyses in an upcoming scientific conference and publication.
  Collaboration: Yale University license agreement (February 2025)
  Current status: Preparations are underway to initiate a proof-of-concept study in H1 2026 for TSC-related epilepsy, including conduct of final pre-IND studies and development of the regulatory strategy.

Appointment of Experienced Neuroscience Professionals: Dr. Joseph Hulihan appointed as Chief Medical Officer (CMO), bringing expertise in neurotherapeutics and epilepsy to Cassava. Dr. Hulihan will devote approximately half of his professional time to Cassava, advising on the clinical development of simufilam for the treatment of TSC-related epilepsy. This follows the appointment of Angélique Bordey, PhD, who joined Cassava as Senior Vice President (SVP), Neuroscience, while continuing her tenured academic position at Yale School of Medicine on a part time basis, as well as Jack Moore, PhD, who joined the Company as SVP, Clinical Development.

Financial Results for Second Quarter 2025

  Cash and cash equivalents were $112.4 million, with no debt, as of June 30, 2025. This compares to cash and cash equivalents of $128.6 million as of December 31, 2024.
  Total shares outstanding as of August 12, 2025 were 48.3 million.
  Net loss for the quarter ended June 30, 2025 was $44.2 million or $0.92 per basic and diluted share. This compares to a net income of $6.2 million or $0.13 per basic and diluted share, for the same period in 2024. Net loss in 2025 included a $31.25 million estimated loss contingency recorded related to the potential settlement of certain securities litigation. Net loss in 2025 also included $4.6 million is stock-based compensation expense, a non cash item, compared to $2.6 million in the same period in 2024. Net income in 2024 resulted from the change in fair value of warrant liabilities, a non-cash item.
  Net cash used in operations was $16.3 million during the first half of 2025, consistent with previous guidance.
  Net cash used in operations for second half 2025 is expected to be $47 to $51 million, which includes a $31.25 million estimated loss contingency related to the potential settlement of certain securities litigation recorded in the second quarter. The Company estimates cash at year-end 2025 in a range from $61 to $65 million.
  Research and development (R&D) expenses for the quarter ended June 30, 2025 were $5.1 million. This compared to $15.2 million for the same period in 2024. This 66% decrease was due primarily to the phase out of the Alzheimer's disease development program, which was completed in the second quarter of 2025. R&D expense for the quarter ended June 30, 2025 included $1.2 million is stock-based compensation expense, a non cash item, compared to $1.0 million in the same period in 2024.
  General and administrative (G&A) expenses for the quarter ended June 30, 2025 were $40.3 million. This compared to $46.2 million for the same period in 2024. The 13% decrease was due primarily to a $40.0 million SEC-related loss contingency recorded in 2024, compared to a $31.25 million securities litigation estimated loss contingency recorded in 2025. General and administrative expense in the second quarter of 2025 included approximately $3.6 million of legal related costs as well as $3.4 million in non-cash stock-based compensation expense. Non-cash stock-based compensation totaled $1.6 million in the same period in 2024.

About TSC and TSC-related Epilepsy

TSC is a rare genetic disorder resulting from a mutation in the TSC1 or TSC2 gene in the mechanistic target of rapamycin (mTOR) pathway and involves multiple organs including the brain, heart, kidney, eye, skin, and lung2,4. Clinical findings range from minor skin abnormalities to more severe manifestations such as focal brain malformations, epileptic seizures, and TSC-Associated Neuropsychiatric Disorders (TAND)5. Symptoms typically change over time, making disease management challenging. Lifelong care and advocacy are important, especially for children with TSC6.

TSC affects approximately 50,000 people in the US3. Epilepsy is the most common medical condition in people with TSC7, with median seizure onset occurring in the first few months of life8. Between 80% and 90% of TSC patients experience seizures1. Two-thirds of TSC patients have refractory epilepsy and experience life-long seizures1. Current therapies, including antiepileptic drugs and mTOR inhibitors, are not fully effective, and are associated with serious adverse events2.

About Cassava Sciences, Inc.

Cassava Sciences, Inc. (NASDAQ: SAVA), is a biotechnology company focused on developing novel, investigational treatments, including simufilam, for central nervous system disorders, such as tuberous sclerosis complex (TSC)-related epilepsy, and potentially other indications. Simufilam is a proprietary, investigational oral small molecule believed to modulate activity of the filamin A protein, which regulates diverse aspects of neuronal development1. The Company is based in Austin, Texas.

For more information, please visit: https://www.CassavaSciences.com

References:

  Zhang L, Bartley CM, Gong X, Hsieh, LS.; LinTV, Feliciano DM, Bordey A. "MEK-ERK1/2-Dependent FLNA Overexpression Promotes Abnormal Dendritic Patterning in Tuberous Sclerosis Independent of mTOR. Neuron (2014) 84 (1), 78-91.  DOI: 10.1016/j.neuron.2014.09.009
  Zhang L, Huang T, Teaw S, Nguyen LH, Hsieh LS, Wong X, Burns LH, Bordey A. Filamin A inhibition reduces seizure activity in a mouse model of focal cortical malformations.. Science Translational Medicine. (2020) 12(531):eaay0289. DOI: 10.1126/scitranslmed.aay0289
  https://www.tscalliance.org/understanding-tsc/what-is-tsc/,
  Crino P, Nathanson K, Petri Henske, E. The Tuberous Sclerosis Complex. N Engl J Med. (2006) 355 (13):1345-56. doi: 10.1056/NEJMra055323
  https://www.massgeneral.org/neurology/tsc/patient-education/about-tsc#:~:text=Tuberous%20sclerosis%20complex%20(TSC)%20is,or%20all%20of%20these%20organs
  https://www.myepilepsyteam.com/resources/tuberous-sclerosis-complex-tsc-your-guide
  https://www.massgeneral.org/neurology/tsc/patient-education/how-tsc-affects-brain-seizures
  Conte E, Boccanegra B, Dinoi G, Pusch M, De Luca A, Liantonio A, Imbrici P. Therapeutic Approaches to Tuberous Sclerosis Complex: From Available Therapies to Promising Drug Targets. Biomolecules. (2024) 14(9):1190. DOI: 10.3390/biom14091190.

For More Information Contact:
Investors
Sandya von der Weid
svonderweid@lifesciadvisors.com

Company
Eric Schoen, Chief Financial Officer
(512) 501-2450
ESchoen@CassavaSciences.com
IR@cassavasciences.com

Cautionary Note Regarding Forward-Looking Statements:

This news release contains forward-looking statements that may include but are not limited to statements regarding: the potential resolution of the certain securities litigation and our loss contingency estimates related thereto, our plans to conduct preclinical studies of simufilam relating to seizures in TSC, the timing and plans to conduct clinical studies with simufilam in H1 2026, the potential for simufilam as a treatment for TSC-related epilepsy and other potential indications, plans to present preclinical results in an upcoming scientific conference or publication, the timing of anticipated milestones, expected cash balances and cash use in future periods. These statements may be identified by words such as “anticipate”, “before”, “believe”, “could”, “expect”, “forecast”, “intend”, “may”, ”pending”, “plan”, “possible”, “potential”, “prepares for”, “will”, and other words and terms of similar meaning.

Such statements are based on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to advance preclinical studies related to TSC-related epilepsy, and other potential indications, the ability to successfully carry out the Company’s obligations under the Yale License Agreement, the ability to initiate an initial proof-of-concept study of simufilam in TSC-related epilepsy, and other risks inherent in drug discovery and development or specific to Cassava Sciences, Inc., as described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

All of our pharmaceutical assets under development are investigational product candidates. These have not been approved for use in any medical indication by any regulatory authority in any jurisdiction and their safety, efficacy or other desirable attributes, if any, have not been established in any patient population. Consequently, none of our product candidates is approved or available for sale anywhere in the world.

Our clinical results from earlier-stage clinical trials or preclinical studies may not be indicative of future results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

We are in the business of new drug discovery and development. Our research and development activities are long, complex, costly and involve a high degree of risk. Holders of our common stock should carefully read our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q in their entirety, including the risk factors therein. Because risk is fundamental to the process of drug discovery and development, you are cautioned to not invest in our publicly traded securities unless you are prepared to sustain a total loss of the money you have invested.

– Financial Tables Follow –

CASSAVA SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$5,116	$15,198	$18,782	$31,431
General and administrative	40,276	46,204	51,196	49,905
Total operating expenses	45,392	61,402	69,978	81,336
Operating loss	(45,392)	(61,402)	(69,978)	(81,336)
Interest income	1,214	2,316	2,479	4,092
Other income (loss), net	(46)	99	(128)	259
Gain from change in fair value of warrant liabilities	—	65,142	—	108,183
Net income (loss)	$(44,224)	$6,155	$(67,627)	$31,198

Net income (loss) per share, basic	$(0.92)	$0.13	$(1.40)	$0.70
Net income (loss) per share, diluted	(0.92)	0.13	(1.40)	(0.28)

Weighted-average shares used in computing net income (loss) per share, basic	48,308	46,202	48,285	44,601
Weighted-average shares used in computing net income (loss) per share, diluted	48,308	46,202	48,285	45,152

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)
	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$112,381	$128,574
Prepaid expenses and other current assets	2,440	7,958
Total current assets	114,821	136,532
Property and equipment, net	20,563	21,001
Total assets	$135,384	$157,533
Liabilities and stockholders' equity
Current liabilities
Accounts payable and other accrued expenses	$42,822	$7,654
Accrued development expense	3,788	2,440
Accrued compensation and benefits	563	1,357
Other curent liabilities	159	299
Total current liabilities	47,332	11,750
Other non- current liabilities	79	79
Total liabilities	47,411	11,829
Stockholders' equity
Common Stock and additional paid-in-capital	560,711	550,815
Accumulated deficit	(472,738)	(405,111)
Total stockholders' equity	87,973	145,704
Total liabilities and stockholders' equity	$135,384	$157,533